Exhibit 99.1

ATC Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES ELECTION OF
KENNETH R. FRANK TO BOARD OF DIRECTORS

Boston, Massachusetts – January 19, 2021 – American Tower Corporation (NYSE: AMT) announced that its Board of Directors has elected Kenneth R. Frank as a director.

Mr. Frank is the Chief Executive Officer of Turning Technologies. Prior to joining Turning Technologies, Mr. Frank was the CEO of Kibo Software from January 2016 to December 2018 and President and Chief Operating Officer of Aptean Software from October 2011 to December 2015. Prior to his role at Aptean, Mr. Frank held a number of executive positions at Alcatel-Lucent. He began his career at AT&T Bell Laboratories in 1989 and has held leadership positions at BellSouth Telecommunications, Broadband Office and Masergy Communications. Mr. Frank is a director of Egenera, Inc. and was previously a director of Kibo Commerce and Eyecast.

“We are extremely pleased to welcome Kenneth to our Board of Directors,” said Tom Bartlett, President and Chief Executive Officer of American Tower. “Kenneth has been a distinguished leader in a number of technology organizations throughout his career and brings a wealth of highly relevant global business and industry experience to American Tower. We believe that Kenneth will add tremendous value to our Board as we continue to execute our Stand and Deliver strategy, seek to drive compelling growth across our comprehensive footprint and advance our global platform expansion initiatives.”

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of over 183,000 communications sites. For more information about American Tower, please visit www.americantower.com.
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